Exhibit 99.1

CARMAX REPORTS QUARTERLY RESULTS

Richmond, Va., September 22, 2011 – CarMax, Inc. (NYSE:KMX) today reported results for the second quarter ended August 31, 2011.

•	Net sales and operating revenues increased 11% to $2.59 billion from $2.34 billion in the second quarter of last year.

•	Comparable store used unit sales declined 2% for the quarter.

•	Total used unit sales decreased 1% in the second quarter.

•	Total wholesale unit sales increased 23% in the second quarter.

•	Net income increased to $111.9 million, or $0.49 per diluted share, compared with $107.9 million, or $0.48 per diluted share, earned in the second quarter of fiscal 2011.

Second Quarter Business Performance Review

“We are pleased with our ability to increase earnings despite the 2% decline in comparable store used unit sales,” said Tom Folliard, president and chief executive officer. “Our diversified business model enabled us to deliver the second highest quarterly earnings in our history, as the strength of our wholesale and finance operations offset the effect of softer used unit comps. We remain focused on continuing to expand our store base and drive execution and efficiencies.”

Sales. We believe the 2% decline in used unit comps primarily reflected the recent economic slowdown and further reductions in consumer confidence levels. Traffic and conversion trends softened compared with recent quarters. Average selling prices continued to climb, as the tight supply of late-model used vehicles increased our acquisition costs compared with the prior year.

Wholesale unit sales increased 23% compared with the second quarter of fiscal 2011. Similar to the last several quarters, our wholesale volumes benefited from a strong increase in appraisal traffic and a continued strong buy rate.

Other sales and revenues fell 5% compared with the prior year’s second quarter. This decline was largely driven by the decrease in third-party finance fees, which resulted from the decision by CarMax Auto Finance (CAF) earlier this year to retain an increased portion of the loans that third-party providers had been purchasing. This decision should result in increased CAF income over time.

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CarMax, Inc.

Gross Profit. Total gross profit increased to $354.3 million from $349.1 million in the second quarter of fiscal 2011, primarily reflecting the strong results of our wholesale auctions.

Used vehicle gross profit was $224.0 million, similar to the $228.1 million in the prior year period. The decline resulted from the combination of a slight moderation in gross profit per unit, to $2,178 from $2,205 in the prior year quarter, and the 1% decline in total used unit volumes.

Wholesale gross profit increased 33% to $78.8 million compared with $59.3 million in the second quarter of the prior year, driven by the 23% increase in wholesale unit sales and an improvement in gross profit per unit to $929 from $858 in the prior year quarter. The strength of our wholesale profit per unit reflected the continued strong demand and pricing at our auctions.

CarMax Auto Finance. CAF income increased 21% to $63.8 million compared with $52.6 million in last year’s second quarter primarily driven by higher interest margin, which rose to $85.6 million from $72.2 million. The increase in interest margin reflected increases in both average managed receivables and the spread between the interest charged to consumers and our related funding costs.

CAF net loans originated increased 27% compared with the prior year quarter. The increase reflected our previously reported decision to retain an increasing portion of the loans that third-party providers had been purchasing, as well as higher average selling prices.

SG&A. Selling, general and administrative expenses increased 5% to $236.4 million from $225.2 million in the prior year’s second quarter. We have continued to fund initiatives that we believe will support the long-term growth of our company, including increased advertising and targeted spending to support future store growth. The SG&A ratio improved to 9.1% from 9.6% in the prior’s year quarter, primarily due to the effect of higher average selling prices.

Superstore Openings. During the second quarter of fiscal 2012, we expanded our presence in the San Diego market, opening a store in Escondido, California.

Credit Facilities. During the quarter, we entered into a new 5-year, $700 million unsecured revolving credit facility, replacing the existing secured facility that was scheduled to expire in December. We also renewed our $800 million warehouse facility that was scheduled to expire in August. Included in this renewal was a temporary increase in our total warehouse capacity to $2.0 billion. The total warehouse capacity will return to $1.6 billion concurrent with the closing of the sale of $650 million of receivables in the 2011-2 term securitization.

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CarMax, Inc.

Supplemental Financial Information

Sales Components

(In millions)	Three Months Ended August 31 (1)			Six Months Ended August 31 (1)
	2011	2010	Change	2011	2010	Change
Used vehicle sales	$2,015.0	$1,889.6	6.6%	$4,086.5	$3,721.7	9.8%
New vehicle sales	46.9	51.1	(8.2)%	108.7	102.0	6.7%
Wholesale vehicle sales	457.9	329.9	38.8%	935.7	646.4	44.8%
Other sales and revenues:
Extended service plan revenues	44.9	45.5	(1.2)%	91.3	86.9	5.1%
Service department sales	26.0	27.1	(3.9)%	51.2	53.4	(4.2)%
Third-party finance fees, net	(2.9)	(1.2)	(128.5)%	(6.2)	(6.5)	5.3%

Total other sales and revenues	68.1	71.3	(4.5)%	136.3	133.8	1.9%

Net sales and operating revenues	$2,587.8	$2,341.9	10.5%	$5,267.2	$4,603.8	14.4%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

Retail Vehicle Sales Changes

	Three Months Ended August 31		Six Months Ended August 31
	2011	2010	2011	2010
Comparable store vehicle sales:
Used vehicle units	(2)%	4%	2%	6%
New vehicle units	(9)%	(19)%	3%	(9)%
Total units	(2)%	3%	2%	6%

Used vehicle dollars	5%	9%	8%	13%
New vehicle dollars	1%	(19)%	12%	(9)%
Total dollars	5%	8%	8%	13%

Total vehicle sales:
Used vehicle units	(1)%	5%	3%	7%
New vehicle units	(17)%	(19)%	(2)%	(9)%
Total units	(1)%	5%	3%	7%

Used vehicle dollars	7%	11%	10%	14%
New vehicle dollars	(8)%	(19)%	7%	(9)%
Total dollars	6%	10%	10%	14%

Unit Sales

	Three Months Ended August 31		Six Months Ended August 31
	2011	2010	2011	2010
Used vehicles	102,825	103,433	211,336	204,358
New vehicles	1,798	2,168	4,233	4,302
Wholesale vehicles	84,885	69,140	169,947	133,499

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CarMax, Inc.

Average Selling Prices

	Three Months Ended August 31		Six Months Ended August 31
	2011	2010	2011	2010
Used vehicles	$19,408	$18,084	$19,148	$18,025
New vehicles	$25,927	$23,418	$25,559	$23,569
Wholesale vehicles	$5,249	$4,642	$5,359	$4,711

Selected Operating Ratios

(In millions)	Three Months Ended August 31				Six Months Ended August 31
	2011	% (1)	2010	% (1)	2011	% (1)	2010	% (1)

Net sales and operating revenues	$2,587.8	100.0%	$2,341.9	100.0%	$5,267.2	100.0%	$4,603.8	100.0%
Gross profit	$354.3	13.7%	$349.1	14.9%	$737.4	14.0%	$682.7	14.8%
CarMax Auto Finance income	$63.8	2.5%	$52.6	2.2%	$133.5	2.5%	$110.1	2.4%
Selling, general, and administrative expenses	$236.4	9.1%	$225.2	9.6%	$484.6	9.2%	$451.9	9.8%
Earnings before income taxes	$181.0	7.0%	$175.2	7.5%	$384.9	7.3%	$339.5	7.4%
Net earnings	$111.9	4.3%	$107.9	4.6%	$238.2	4.5%	$209.0	4.5%

(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.

Gross Profit

(In millions)	Three Months Ended August 31			Six Months Ended August 31
	2011	2010	Change	2011	2010	Change
Used vehicle gross profit	$224.0	$228.1	(1.8)%	$465.2	$451.3	3.1%
New vehicle gross profit	1.7	1.2	47.6%	3.1	2.7	16.6%
Wholesale vehicle gross profit	78.8	59.3	32.9%	165.0	120.0	37.6%
Other gross profit	49.8	60.6	(17.8)%	104.0	108.7	(4.3)%

Total gross profit	$354.3	$349.1	1.5%	$737.4	$682.7	8.0%

Gross Profit per Unit

	Three Months Ended August 31				Six Months Ended August 31
	2011		2010		2011		2010
	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$2,178	11.1%	$2,205	12.1%	$2,201	11.4%	$2,208	12.1%
New vehicle gross profit	$948	3.6%	$533	2.3%	$744	2.9%	$628	2.6%
Wholesale vehicle gross profit	$929	17.2%	$858	18.0%	$971	17.6%	$899	18.6%
Other gross profit	$476	73.1%	$574	84.9%	$482	76.3%	$521	81.2%
Total gross profit	$3,386	13.7%	$3,306	14.9%	$3,421	14.0%	$3,272	14.8%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

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CarMax, Inc.

Components of CAF Income and Other CAF Information

(In millions)	Three Months Ended August 31				Six Months Ended August 31
	2011		2010		2011		2010
	$	% (1)	$	% (1)	$	% (1)	$	% (1)
Interest and fee income	$111.8	9.7	$107.5	10.2	$219.7	9.8	$207.3	10.0
Interest expense	(26.2)	(2.3)	(35.3)	(3.4)	(54.7)	(2.4)	(70.4)	(3.4)

Interest margin	85.6	7.5	72.2	6.9	165.0	7.3	136.9	6.6
Provision for loan losses	(10.8)	(0.9)	(9.0)	(0.9)	(9.8)	(0.4)	(9.9)	(0.5)

Interest margin after provision for loan losses	74.8	6.5	63.2	6.0	155.2	6.9	127.0	6.1
Other gain (loss) (2)	0.4	—	(0.1)	—	1.1	—	5.0	0.2
Direct CAF expenses	(11.4)	(1.0)	(10.5)	(1.0)	(22.8)	(1.0)	(21.9)	(1.1)

CarMax Auto Finance income	$63.8	5.6	$52.6	5.0	$133.5	5.9	$110.1	5.3

Total average managed receivables (3)	$4,596.6		$4,205.4		$4,492.2		$4,164.2
Net loans originated	$771.9		$607.9		$1,461.2		$1,125.1

Ending allowance for loan losses	$36.2		$46.6		$36.2		$46.6

Warehouse facility information:
Ending funded receivables	$1,559.0		$718.0		$1,559.0		$718.0
Ending unused capacity	$441.0		$882.0		$441.0		$882.0

(1)	Annualized percent of total average managed receivables.
(2)

The amount for the six months ended August 31, 2010, includes $2.5 million of service fee income and interest income on retained interest in securitized receivables that previously was reported separately.

(3)	Principal balance only.

Earnings Highlights

(In millions except per share data)	Three Months Ended August 31			Six Months Ended August 31
	2011	2010	Change	2011	2010	Change
Net earnings	$111.9	$107.9	3.7%	$238.2	$209.0	14.0%
Diluted weighted average shares outstanding	230.7	226.1	2.0%	230.5	226.2	1.9%
Net earnings per share	$0.49	$0.48	2.1%	$1.03	$0.92	12.0%

Planned Store Openings

We currently plan to open the following superstores within 12 months from August 31, 2011:

Location	Television Market	Market Status	Planned Opening Date
North Attleborough, Massachusetts	Providence	New	Q3 Fiscal 2012
Chattanooga, Tennessee	Chattanooga	New	Q4 Fiscal 2012
Lancaster, Pennsylvania	Harrisburg	New	Q1 Fiscal 2013
Bakersfield, California	Bakersfield	New	Q1 Fiscal 2013
Nashville, Tennessee	Nashville	Existing	Q1 Fiscal 2013
Fort Myers, Florida	Fort Myers	New	Q2 Fiscal 2013
Oxnard, California	Los Angeles	Existing	Q2 Fiscal 2013
Naples, Florida	Fort Myers	New	Q2 Fiscal 2013

We expect to open a total of between eight and ten superstores in the fiscal year ending February 28, 2013.

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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, September 22, 2011. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 97138755. A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on September 22, 2011, through December 20, 2011. A telephone replay also will be available through September 29, 2011, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291). The conference I.D. for both domestic and international callers is 97138755.

Third Quarter Fiscal 2011 Earnings Release Date

We currently plan to release third quarter sales and earnings on Wednesday, December 21, 2011, before the opening of the New York Stock Exchange. We will host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investor.carmax.com in early December.

About CarMax

CarMax, a member of the Fortune 500 and the S&P 500, and one of the Fortune 2011 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 106 used car superstores in 51 markets. The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service. During the twelve months ended February 28, 2011, the company retailed 396,181 used cars and sold 263,061 wholesale vehicles at our in-store auctions. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in general or regional U.S. economic conditions.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Changes in consumer credit availability related to our third-party financing providers.

•	Changes in the competitive landscape within our industry.

•	Significant changes in retail prices for used and new vehicles.

•	A reduction in the availability of or access to sources of inventory.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Factors related to geographic growth, including the inability to acquire or lease suitable real estate at favorable terms or to effectively manage our growth.

•	The loss of key employees from our store, regional or corporate management teams.

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•	The failure of key information systems.

•	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers.

•	The occurrence of severe weather events.

•	Factors related to the seasonal fluctuations in our business.

•	Factors related to the geographic concentration of our superstores.

•	The occurrence of certain other material events.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2011, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investor.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4287. We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:

Katharine Kenny, Vice President, Investor Relations, (804) 935-4591

Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:

Laura Donahue, Vice President, Public Affairs, (804) 747-0422, ext. 4434

Trina Lee, Director, Public Relations (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(In thousands except per share data)

	Three Months Ended August 31				Six Months Ended August 31
	2011	% (1)	2010	% (1)	2011	% (1)	2010	% (1)

Sales and operating revenues:
Used vehicle sales	$2,014,983	77.9	$1,889,598	80.7	$4,086,523	77.6	$3,721,664	80.8
New vehicle sales	46,853	1.8	51,057	2.2	108,739	2.1	101,955	2.2
Wholesale vehicle sales	457,870	17.7	329,889	14.1	935,664	17.8	646,378	14.0
Other sales and revenues	68,113	2.6	71,336	3.0	136,310	2.6	133,795	2.9

Net sales and operating revenues	2,587,819	100.0	2,341,880	100.0	5,267,236	100.0	4,603,792	100.0
Cost of sales	2,233,544	86.3	1,992,762	85.1	4,529,866	86.0	3,921,126	85.2

Gross profit	354,275	13.7	349,118	14.9	737,370	14.0	682,666	14.8
CarMax Auto Finance income	63,826	2.5	52,604	2.2	133,487	2.5	110,099	2.4
Selling, general and administrative expenses	236,435	9.1	225,236	9.6	484,640	9.2	451,928	9.8
Interest expense	787	—	1,413	0.1	1,578	—	1,485	—
Interest income	110	—	102	—	213	—	182	—

Earnings before income taxes	180,989	7.0	175,175	7.5	384,852	7.3	339,534	7.4
Income tax provision	69,094	2.7	67,290	2.9	146,669	2.8	130,530	2.8

Net earnings	$111,895	4.3	$107,885	4.6	$238,183	4.5	$209,004	4.5

Weighted average common shares:
Basic	226,300		222,857		225,935		222,539
Diluted	230,681		226,132		230,479		226,155

Net earnings per share:
Basic	$0.49		$0.48		$1.05		$0.93
Diluted	$0.49		$0.48		$1.03		$0.92

(1)	Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands)

	August 31 2011	August 31 2010	February 28 2011
ASSETS
Current assets:
Cash and cash equivalents	$181,913	$55,163	$41,121
Restricted cash from collections on auto loan receivables	154,944	166,574	161,052
Accounts receivable, net	64,849	65,982	119,597
Inventory	1,061,309	929,170	1,049,477
Deferred income taxes	11,042	8,829	5,191
Other current assets	21,762	8,854	33,660

Total current assets	1,495,819	1,234,572	1,410,098

Auto loan receivables, net	4,699,074	4,262,590	4,320,575
Property and equipment, net	976,901	880,197	920,045
Deferred income taxes	88,451	100,554	92,278
Other assets	98,730	99,266	96,913

TOTAL ASSETS	$7,358,975	$6,577,179	$6,839,909

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$243,473	$236,997	$269,763
Accrued expenses and other current liabilities	107,653	92,144	103,389
Accrued income taxes	7,451	15,499	772
Short-term debt	1,333	565	1,002
Current portion of long-term debt	815	681	772
Current portion of non-recourse notes payable	129,565	139,952	132,519

Total current liabilities	490,290	485,838	508,217

Long-term debt, excluding current portion	27,931	28,747	28,350
Non-recourse notes payable, excluding current portion	4,169,037	3,867,045	3,881,142
Other liabilities	119,495	126,546	130,570

TOTAL LIABILITIES	4,806,753	4,508,176	4,548,279

TOTAL SHAREHOLDERS’ EQUITY	2,552,222	2,069,003	2,291,630

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,358,975	$6,577,179	$6,839,909

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Six Months Ended August 31
	2011	2010
Operating Activities:
Net earnings	$238,183	$209,004
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	31,004	29,048
Share-based compensation expense	26,303	21,957
Provision for loan losses	9,783	9,883
Loss on disposition of assets	1,195	316
Deferred income tax provision	4,408	10,304
Net decrease (increase) in:
Accounts receivable, net	54,748	13,077
Retained interest in securitized receivables	—	43,746
Inventory	(11,832)	(86,037)
Other current assets	11,648	(4,702)
Auto loan receivables, net	(388,282)	(228,878)
Other assets	(1,797)	(4,688)
Net (decrease) increase in:
Accounts payable, accrued expenses and other current liabilities and accrued income taxes	(42,095)	(26,102)
Other liabilities	(14,907)	3,606

Net cash used in operating activities	(81,641)	(9,466)

Investing Activities:
Capital expenditures	(80,225)	(15,232)
Decrease (increase) in restricted cash from collections on auto loan receivables	6,108	(3,966)
Increase in restricted cash in reserve accounts	(4,562)	(8,680)
Release of restricted cash from reserve accounts	6,997	7,028
(Purchases) sales of money market securities, net	(291)	1
Purchases of investments available-for-sale	(2,164)	—

Net cash used in investing activities	(74,137)	(20,849)

Financing Activities:
Increase (decrease) in short-term debt, net	331	(318)
Issuances of long-term debt	—	243,300
Payments on long-term debt	(376)	(365,299)
Issuances of non-recourse notes payable	1,869,000	1,873,000
Payments on non-recourse notes payable	(1,584,059)	(1,692,413)
Equity issuances, net	4,362	6,387
Excess tax benefits from share-based payment arrangements	7,312	2,543

Net cash provided by financing activities	296,570	67,200

Increase in cash and cash equivalents	140,792	36,885
Cash and cash equivalents at beginning of year	41,121	18,278

Cash and cash equivalents at end of period	$181,913	$55,163

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